CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 28, 2025, relating to the financial statements and financial highlights of Bahl & Gaynor Income Growth ETF, a series of ETF Series Solutions, which are included in Form N-CSR for the year ended December 31, 2024, and to the references to our firm under the headings “Questions and Answers”, “Appendix A - Form of Agreement and Plan of Reorganization”, “Appendix B - Financial Highlights”, and “Appendix D - Shareholder Information for the Acquiring Fund“ in the Combined Proxy Statement and Prospectus.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
December 2, 2025